ACQUISITION AGREEMENT

THIS AGREEMENT is dated for reference this 21st day of October, 2003.

BETWEEN:

MOVITO HOLDINGS LTD. (Movito) a Company incorporated pursuant to the laws of the State of Nevada, USA, being the sole shareholder of 657333 BC LTD. (“Netcash”), a company incorporated pursuant to the laws of British Columbia and having an office located at Box 18, 323 – 595 Howe Street, Vancouver, British Columbia, V6C 2T5, jointly the “Vendors”;

OF THE FIRST PART

AND:

ADIL DINANI, an individual residing and doing Business at 2935 Meadowvista Place, Coquitlam, British Columbia, V3E 4P2; the ("Purchaser”)

OF THE SECOND PART

WHEREAS:

A.	Movito and Netcash are in the business of managing and servicing cash transactions operations on Automated Tellers Machines (ATMs) contracted with retail operators and
B.	At Closing, Movito shall own a 100% interest in all the issued and outstanding shares in the common stock of Netcash and Netcash shall own:
	a.	5 Service and Management Contracts with retail locations’ operators attached as schedule “A”
	b.	1 Processing Contract with a cash transaction processor (Calypso Canada Ltd.) for 5 Automated Teller Machines (ATM) attached as schedule “B” to this agreement and
	c.	100% interest in the ownership of one ATM presently under one of Netcash managed retail operators contracts as described in attached schedule “C”
d.
The Vendor has the exclusive right to use the trade name “Netcash”. The Vendors shall also own 100% interest in the marketing concepts; proprietary information relating to the servicing, cash transaction processing and management of the ATMs including, without limitation, all tangible and intangible assets and goodwill, (collectively, “the Assets”); and

C.	The Vendors wish to sell a 100% interest in all issued and outstanding shares in the Capital of Netcash (the “Shares”) upon the following terms;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual agreements and covenants herein contained, the parties hereby covenant and agree as follows:

1.      NETCASH’S REPRESENTATIONS

Movito and Netcash hereby jointly and severally make the following representations and warranties to purchaser, each of which is true and correct on the date hereof and will be true and correct on the Closing Date, each of which shall be unaffected by any investigation made by purchaser and shall survive the Closing Date:

(a)
The authorized capital of Netcash consists of 100,000,000 common shares without par value, of which one thousand (1,000) shares (the “Shares”) are issued as fully paid and non-assessable. Movito is the registered holder and beneficial owner of the Shares. There are no outstanding or authorized options, dividends, warrants, agreements, subscriptions, calls, demand or rights of any character relating to the capital stock of Netcash, whether or not issued, including, without limitation, securities convertible into or evidencing the right to purchase any securities of Netcash;

(b)
Netcash is a corporation duly incorporated, validly existing and in good standing under the laws of British Columbia and has all requisite corporate power and authority to own its property and operate its business as and where it is now being conducted;

(c)
Netcash is duly licensed or qualified and in good standing in the province of British Columbia, which is the sole jurisdiction in which the nature of Netcash’s assets or the business conducted by Netcash makes qualification necessary;

(d)	Netcash has no subsidiaries and owns no interest in any corporation, partnership, proprietorship or any other business entity;
(e)
Netcash has good and marketable title to all of its assets free and clear of all mortgages, liens, pledges, charges, claims, leases, restrictions or encumbrances of any nature whatsoever, and subject to no restrictions with respect to transferability. All of Netcash’s assets are in its possession and control;

(f)	Netcash has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever;
(g)	Netcash has not entered into any other agreement or granted any option to sell or otherwise transfer any of its assets;
(h)
To the knowledge of Netcash, each contract, lease, license, commitment and agreement to which it is a party is in full force and effect and constitutes a legal, valid and binding obligation of all of the parties thereto. Netcash is not in default and has not received or given any notice of default, and to Netcash’s knowledge, no other party thereto is in default, under any such contract, lease, license, commitment or other agreement or under any other obligation relating to Netcash’s assets or its business;

(i)
There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body involving Netcash. No suit, action or legal, administrative, arbitration or other proceeding or reasonable basis therefor, or, to the best of Netcash’s knowledge, no investigation by any governmental agency pertaining to Netcash or its assets is pending or has been threatened against Netcash which could adversely affect the financial condition or prospects of Netcash or the conduct of the business thereof or any of Netcash’s assets or materially adversely affect the ability of the shareholders of Netcash to consummate the transactions contemplated by this Agreement;

(j)
To its knowledge, Netcash has not infringed any patent or patent application, copyright or copyright application, trademark or trademark application or trade name or other proprietary or intellectual property right of any other person or received any notice of a claim of such infringement;

(k)	Netcash has the right to use all data and information necessary to permit the conduct of its business from and after the Closing Date, as such business is and has been normally conducted;
(l)	The Articles of Netcash permit it to carry on its present business and to enter into this Agreement;
(m)
The performance of this Agreement will not be in violation of the Articles of Netcash or any agreement to which Netcash is a party and will not give any person any right to terminate or cancel any agreement or any right enjoyed by Netcash and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the assets of Netcash;

(n)	Netcash holds all permits, licences, registrations and authorizations necessary for it to conduct its business;
(o)	Netcash is not in violation of any federal, state, municipal or other law, regulation or order of any government or regulatory authority;
(p)	Netcash has filed with the appropriate government agencies all tax or information returns and tax reports required to be filed, and such filings are substantially true, complete and correct;
(q)	All federal, state, municipal, foreign, sales, property or excise or other taxes whether or not yet due have been fully paid or adequately provided for;
(r)	The corporate records and minute books of Netcash contain complete and accurate minutes of all meetings of the directors and shareholders of Netcash held since incorporation;
(s)	All material transactions of Netcash have been promptly and properly recorded or filed in or with its respective books and records; and
(t)
Netcash has complied with all laws, rules, regulations and orders applicable to it relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, employment standards and workers' compensation.

3.      SALE OF SHARES

On the Closing Date, upon the terms and conditions herein set forth, the purchaser agrees to purchase a 100% undivided right, title and interest in and to the Shares in consideration of purchaser delivering to Movito certified funds in the amount of US$25,000 payable to Movito.

4.      CLOSING

The sale and purchase of the Share shall be closed at the office of Movito at 10:00 A.M. (Vancouver time) on October     28, 2003 or on such other date or at such other place as may be agreed upon by the parties (the “Closing Date”).

5.      ACTIONS BY THE PARTIES PENDING CLOSING

From and after the date hereof and until the Closing Date, Movito and the purchaser covenant and agree that:

(a)
Movito and purchaser, and their authorized representatives, shall have full access during normal business hours to all documents of Movito and purchaser and each party shall furnish to the other party or its authorized representatives all information with respect to the affairs and business of Movito and purchaser as the parties may reasonably request;

(b)
Movito and purchaser shall conduct their business diligently and substantially in the manner previously conducted and Movito and purchaser shall not make or institute any unusual or novel methods of purchase, sale, management, accounting or operation, except with the prior written consent of the other party. Neither Movito nor purchaser shall enter into any contract or commitment to purchase or sell any assets or engage in any transaction not in the usual and ordinary course of business without the prior written consent of the other party;

(c)	Without the prior written consent of the other party, neither Movito nor purchaser shall increase or decrease the compensation provided to its employees, officers, directors or agents;
(d)
Neither Movito nor purchaser will amend its Articles of Incorporation or Bylaws, or make any changes in its respective authorized or issued capital without the prior written approval of the other party;

(e)	Neither Movito nor purchaser shall act or omit to do any act, or permit any act or omission to act, which will cause a breach of any contract, commitment or obligation; and
(f)
Neither Movito nor purchaser will declare or pay any dividend or make any distribution, directly or indirectly, in respect of their respective capital stock, nor will they directly or indirectly redeem, purchase, sell or otherwise acquire or dispose of shares in their respective capital stock.

6.      CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

Each and every obligation of the purchaser to be performed on the Closing Date shall be subject to the satisfaction by the Closing Date of the following conditions, unless waived in writing by purchaser:

(a)
The representations and warranties made by Movito in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given by the Closing Date;

(b)	Movito shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by them by the Closing Date;

(c)
Movito shall have provided Link with the opportunity to review all of Movito’s relevant financial records and purchaser shall be satisfied with such review as purchaser may determine in its sole opinion;

(d)	Movito shall have obtained the necessary consent of its shareholders to effect the transactions contemplated herein;

(e)	Movito shall deliver to purchaser:

(i)
a certified true copies of resolutions of Movito and Netcash’s Board of Directors authorizing the transfer of the Shares from Movito to purchaser, the registration of the Shares in the name of the purchaser and the issuance of a share certificate representing the Shares in the name of the purchaser;

	(ii)	share certificates representing the Shares issued in the name of Movito accompanied by duly executed Irrevocable Powers of Attorney to transfer the Shares to purchaser; and

	(iii)	A share certificate or certificates registered in the name of the purchaser, signed by the President of Movito, representing the Shares.

	(iv)	Duly executed original copies of Mario Aiello and Nasir Verjee’s resignations from Netcash’s Board of Directors.

7.     CONDITIONS PRECEDENT TO MOVITO’S OBLIGATIONS

Each and every obligation of Movito and Netcash to be performed on the Closing Date shall be subject to the satisfaction by the Closing Date of the following conditions, unless waived in writing by the Movito:

(a)

The representations and warranties made by purchaser in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given by the Closing Date;

(b)	The purchaser shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by its by the Closing Date;

8.      FURTHER ASSURANCES

The parties hereto covenant and agree to do such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

9.      ENTIRE AGREEMENT

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject of this Agreement.

10.     NOTICE

10.1     Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered by hand to either party at their respective addresses first noted above.

10.2     Either party may time to time by notice in writing change its address for the purpose of this section.

11.     TIME OF ESSENCE

Time shall be of the essence of this Agreement.

12.     TITLES

The titles to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

13.     SCHEDULES

The schedules attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.

14.     SEVERABILITY

If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdictions, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15.     APPLICABLE LAW

The situs of the Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with laws prevailing in the Province of British Columbia. The parties hereto agree to attorn to the jurisdiction of the Courts of the Province of British Columbia.

16.     ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

MOVITO HOLDINGS LTD.

Per: “Carmelo Mamertino”	“Adil Dinani”
Authorized Signatory	ADIL DINANI

657333 BC LTD. (NETCASH)

Per: “Mario Aiello”
Authorized Signatory